Exhibit 10.1
MYLAN
401(k) RESTORATION PLAN
(Effective January 1, 2010)
ARTICLE I
INTRODUCTION
          1.1. Name. The name of this Plan is the Mylan 401(k) Restoration Plan (the “Plan”).
          1.2. Effective Date. The effective date of this Plan is January 1, 2010.
          1.3. Purpose. This Plan is established and maintained by Mylan for the purposes of providing Eligible Employees with the opportunity to (i) defer a portion of their Compensation on a tax-favored basis, (ii) be credited with Matching Contributions on deferrals of Compensation that exceed the limit on salary deferral contributions under Section 401(a)(17) of the Code, and (iii) be credited with Non-Elective Contributions (to the extent so made by the Company) that exceed the limits imposed by Section 401(a)(17) of the Code. Mylan intends that the Plan shall at all times be maintained on an unfunded basis for federal income tax purposes under the Code and administered as a non-qualified “top-hat” plan exempt from the substantive requirements of ERISA. Mylan also intends that the Plan be operated and maintained in accordance with the requirements of Section 409A of the Code and the regulations and guidance thereunder.
ARTICLE II
DEFINITIONS
          Whenever the following initially capitalized words and phrases are used in this Plan, they shall have the meanings specified below unless the context clearly indicates to the contrary:
          2.1. “Account” shall mean the unfunded account maintained for a Participant by the Administrator to determine, from time to time, the Participant’s interest under this Plan.
          2.2. “Administrator” shall mean the Compensation Committee of the Board of Directors of the Company, provided the Committee may delegate such of its powers and authority under the Plan as it deems appropriate to a subcommittee or to designated officers or employees of the Company, in which event references in the Plan to the Administrator shall be deemed to refer to the delegate(s).
          2.3. “Affiliate” shall mean any of the subsidiaries or affiliates of the Company who are Participating Employers in the Qualified 401(k) Plan.

          2.4. “Beneficiary” shall mean such person or legal entity as may be designated by a Participant to receive benefits thereunder after such Participant’s death (or, in the absence of any designation or the death of a Beneficiary, such person or entity who, by operation of law, succeeds to the rights and obligations of the Participant upon his or her death).
          2.5. “Base Compensation” shall mean an Eligible Employee’s adjusted annual base salary, to the extent paid in U.S. dollars from the Company’s U.S. payroll.
          2.6. “Board” shall mean the Board of Directors of the Company.
          2.7. “Bonus Compensation” shall mean an Eligible Employee’s adjusted annual cash incentive award earned under the Company’s annual incentive or performance plan, to the extent paid in U.S. dollars from the Company’s U.S. payroll.
          2.8. “Change in Control” shall have the meaning ascribed to such term in the Mylan Inc. Amended and Restated 2003 Long-Term Incentive Plan as in effect at the time the deferral election is made; provided, that a Change in Control shall be deemed to have occurred under this Plan only if a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A.
          2.9. “Code” shall mean the Internal Revenue Code of 1986, as amended.
          2.10. “Company” or “Mylan” shall mean Mylan Inc., a corporation organized and existing under the laws of the Commonwealth of Pennsylvania, or its successor or successors.
          2.11. “Compensation” shall have the meaning ascribed to such term in the Qualified 401(k) Plan; provided, however, that Compensation in excess of the limits imposed by Section 401(a)(17) of the Code shall not be disregarded.
          2.12. “Deemed Investment Option” shall mean some or all of the investment options designated by the Administrator for purposes of the Qualified 401(k) Plan, as may be changed from time to time. Each Participant shall designate the Deemed Investment Options pursuant to which deemed earnings (or losses) shall be credited to the Participant’s Account in accordance with Article VI.
          2.13. “Deferral Limit” shall mean the dollar limitation on employee salary deferral contributions in effect under Section 401(a)(17) of the Code with respect to a Plan Year and any other applicable limits on includible compensation or amounts that can be allocated.
          2.14. “Election Form” shall mean the form, either paper or electronic, prescribed by the Administrator on which a Participant specifies the amount of his or her

Employee Deferral Contribution prior to the beginning of the Plan Year to which the Employee Deferral Contributions apply.
          2.15. “Eligible Employee” shall mean an employee designated by the Administrator as eligible to participate in the Plan. Initially, Eligible Employees are limited to employees who receive remuneration that is paid in U.S. dollars from the Company’s U.S. payroll for personal services rendered in the employment of the Company or any of its subsidiaries or affiliates and whose total annual rate of Base Compensation and maximum incentive compensation at the time the election is made is expected to exceed the indexed limit under Code Section 401(a)(17). Notwithstanding the foregoing, the Administrator, in its sole discretion, may establish such other eligibility criteria as it deems desirable from time to time.
          2.16. “Employee Deferral Contribution” shall mean that portion of Compensation as to which a Participant has made an annual irrevocable election to defer receipt of amounts that may have been deferred under the Qualified 401(k) Plan if not for the Deferral Limit.
          2.17. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
          2.18. “Matching Contribution” shall mean the matching contributions (if any) made pursuant to Section 4.2 of the Qualified 401(k) Plan.
          2.19. “Non-Elective Contribution” shall have the meaning ascribed to such term in the Qualified 401(k) Plan.
          2.20. Participant” shall mean an individual who is an Eligible Employee and who has not ceased participation in this Plan in accordance with the terms of Article III hereof.
          2.21. “Plan” shall mean this Mylan 401(k) Restoration Plan.
          2.22. “Plan Year” shall have the meaning ascribed to such term in the Qualified 401(k) Plan.
          2.23. “Qualified 401(k) Plan” shall mean the Mylan Profit Sharing 401(k) Plan, as such plan may be amended from time to time.
          2.24. “Section 409A” shall mean Section 409A of the Code and the regulations and guidance issued thereunder.
          2.25. “Separation from Service” shall mean a Participant’s separation from service with the Company and/or its subsidiaries and affiliates which meets the requirements of Section 409A(a)(2)(A)(i) of the Code.

          2.26. “Specified Employee” shall mean a Participant who is determined to be a “specified employee” within the meaning of Section 409A.
          2.27. “Unforeseeable Emergency” shall have the meaning ascribed to such term in Section 409A.
ARTICLE III
PARTICIPATION AND VESTING
          3.1. Participation. Participation in this Plan is limited to Eligible Employees. An individual shall become eligible to elect to make an Employee Deferral Contribution for the first Plan Year in which the Administrator determines he or she is expected to be an Eligible Employee. A newly Eligible Employee may be eligible to participate after the beginning of the Plan Year in accordance with Section 4.2.
          3.2. Cessation of Participation. A Participant who is not vested in his or her Account and has a Separation from Service without a benefit under this Plan will cease participation hereunder.
          3.3. Vesting. A Participant shall at all times be 100% vested in his or her Employee Deferral Contribution. A Participant shall vest in his or her Matching Contributions and Non-Elective Contributions, if any, under the Plan in accordance with the terms of the Qualified 401(k) Plan. Upon a Change in Control, the Participant will become immediately and 100% vested in his or her Matching Contributions and Non-Elective Contributions.
ARTICLE IV
EMPLOYEE DEFERRAL CONTRIBUTIONS, MATCHING CONTRIBUTIONS
AND NON-ELECTIVE CONTRIBUTIONS
          4.1. Employee Deferral Contributions.
          (a) For each Plan Year, Eligible Employees shall be permitted to elect to make an Employee Deferral Contribution to defer Base Compensation and/or Bonus Compensation. All Eligible Employees shall be offered the opportunity to make two separate and distinct irrevocable elections; one election may be made with respect to Base Compensation and the other may be made with respect to Bonus Compensation. Any Eligible Employee who elects to make an Employee Deferral Contribution must file a completed Election Form with the Administrator by December 31st of the year preceding the year in which the services are performed for which the Compensation is paid (or such other date established by the Administrator in accordance with Section 409A).

          (b) Pursuant to the Election Form, each Eligible Employee may make these irrevocable elections to defer under the Plan any whole percentage of his or her Compensation; provided, that an Employee Deferral Contribution under the Plan shall not exceed any limits on the percentage of Compensation eligible to be deferred on a pre-tax basis under the Qualified 401(k) Plan (disregarding any deferral limits imposed by the Code). The percentage of Base Compensation deferred by an Eligible Employee for a Plan Year will be deducted each pay period commencing when the Eligible Employee’s Compensation exceeds the Code Section 401(a)(17) limit for the applicable Plan Year. The percentage of Bonus Compensation deferred by an Eligible Employee for a Plan Year will be deducted from his or her payment under the applicable incentive program when the Bonus Compensation would have otherwise been paid, provided that the Eligible Employee’s Compensation exceeds the Code Section 401(a)(17) limit for the applicable Plan Year at the time of such payment.
          (c) Notwithstanding subsection (b) above, the Administrator in its discretion may implement rules and procedures from time to time that allow Participants: (1) to elect to defer Compensation in amounts other than whole percentages, such as in whole dollar amounts, or (2) to specify a dollar maximum that would limit their percentage deferral elections of Compensation.
          (d) To be effective, an Eligible Employee’s Election Form must set forth the percentage of Compensation to be deferred in accordance with subsection (b) above (or an amount in accordance with subsection (c)), and any other information that may be required by the Administrator from time to time. An election shall be irrevocable once received and determined by the Administrator to be properly completed. The Administrator may grant an extension of any election period or may permit the complete revocation of an election, but such extension or revocation shall not permit an election or revocation to be made after the latest time permissible for initial deferral elections under Section 409A. Increases or decreases in the amount or percentage of Base Compensation or Bonus Compensation a Participant elects to defer shall not be permitted once an election has become irrevocable.
          4.2. Newly Eligible Employees. Notwithstanding anything to the contrary contained herein, the Administrator, acting on behalf of the Company, may, in its discretion, permit an employee who first becomes an Eligible Employee after the beginning of a Plan Year, and such employee is not and was not otherwise eligible to participate in this or any other nonqualified deferred compensation plan of the Company for the Plan Year that is required to be aggregated with the Plan for purposes of Section 409A, to enroll in the Plan to defer Compensation for that Plan Year by filing a completed and fully executed Election Form, in accordance with Section 4.1(d), as soon as administratively practicable following the date the employee becomes an Eligible Employee but, in any event, within thirty (30) days after such date. Notwithstanding the foregoing, any election by an Eligible Employee to make an Employee Deferral Contribution pursuant to this Section shall apply only with respect to Compensation to be earned for payroll cycles that begin after the date on which such Election Form is filed.

For this purpose, with respect to the Compensation attributable to any annual incentive, the election will be deemed to apply to the portion of the annual incentive paid for services performed after the Election Form is filed, such amount to be equal to the total amount of the annual incentive for the performance period multiplied by the ratio of the number of days remaining in the performance period for the annual incentive after the Election Form is filed over the total number of days in the performance period.
          4.3. Matching Contributions. The Account of each Eligible Employee who makes an Employee Deferral Contribution for the Plan Year will be credited with a Matching Contribution under this Plan equal to the Matching Contribution that would have been made in respect of such Employee Deferral Contribution under the Qualified 401(k) Plan if not for the Deferral Limit.
          4.4. Non-Elective Contributions. Effective as of the Effective Date, and annually thereafter, to the extent that the Company makes a Non-Elective Contribution under the Qualified 401(k) Plan to a Participant, such Participant’s Account shall be credited with a Non-Elective Contribution in an amount equal to the difference between (A) the amount of the Non-Elective Contribution the Participant would receive under the Qualified 401(k) Plan without regard to the limits imposed by Section 401(a)(17) of the Code, and (B) the amount of the Non-Elective Contribution the Participant actually received under the Qualified 401(k) Plan for such Plan Year.
          4.5. Termination as an Active Participant. An Eligible Employee who ceases to be an employee (i) shall not be eligible to make any further Employee Deferral Contributions and (ii) shall not be eligible to receive any further Matching Contributions. Notwithstanding the foregoing, an Eligible Employee who is eligible to receive a Non-Elective Contribution under the Qualified 401(k) Plan, will also be eligible to receive a Non-Elective Contribution pursuant to Section 4.4.
ARTICLE V
DISTRIBUTIONS
          5.1. Distribution Date. Unless distributed earlier as provided in this Plan, distributions from a Participant’s vested Account shall be made within sixty (60) days following the Participant’s Separation from Service. Notwithstanding the above, if the Participant is classified as a Specified Employee within the meaning of Section 409A at the time the individual incurs a Separation from Service, then, to the extent necessary to avoid the imposition of additional taxes, distributions from a Participant’s vested Account shall not be paid for six months following the date of such Specified Employee’s Separation from Service. Any delayed payments during this six-month period shall include any returns on Deemed Investment Options credited thereon as described in Section 6.3.

          5.2. Method of Payment. All distributions under this Plan shall be paid in cash in a lump sum after applicable tax withholdings.
          5.3. Distributions on Death. In the event of a Participant’s death before his or her Account has been distributed, distribution(s) shall be made to the Beneficiary in a single lump sum cash payment within sixty (60) days after the date of death or as soon as administratively feasible.
          5.4. Distributions on Unforeseeable Emergency. In the event of an Unforeseeable Emergency, in accordance with the requirements of Section 409A, a Participant may request a distribution of all or any vested portion of his or her Account.
ARTICLE VI
FUNDING AND INVESTMENTS
          6.1. Plan Unfunded. This Plan shall be unfunded and no trust is created by this Plan. There will be no funding of any amounts to be paid pursuant to this Plan; provided, however, that nothing herein shall prevent the Company from establishing one or more grantor trusts from which benefits due under this Plan may be paid in certain instances. All benefits shall be paid from the general assets of the Company and a Participant (or his or her Beneficiary) shall have the rights of a general, unsecured creditor against the Company for any distributions due hereunder.
          6.2. Participant’s Interest in Plan. A Participant has an interest only in the benefits to be paid pursuant to this Plan. A Participant has no rights or interests in any specific funds, stock or securities.
          6.3. Deemed Investment Options; Account Earnings or Losses. Deemed Investment Options available under the Plan shall consist of some or all of the Designated Investment Options under the Qualified 401(k) Plan that the Administrator designates from time to time as the Deemed Investment Options. A Participant’s Account shall be credited with earnings and gains (and shall be debited for expenses and losses) determined as if the amounts credited to a Participant’s Account had actually been invested as directed by the Participant; provided, however, that if the Participant does not affirmatively elect a Deemed Investment Option, the Participant will be deemed to have elected the default investment option that the Administrator has designated for this purpose. Notwithstanding that the earnings and gains (or expenses and losses) credited (or debited) to Participants’ Account under the Deemed Investment Options are based upon the actual performance of the investment funds designated by the Administrator, Mylan shall not be obligated to invest any Employee Deferral Contributions, Matching Contributions, or Non-Elective Contributions, if any, under this Plan, or any other amounts, in such portfolios or in any other investment funds.

          6.4. Changes in Deemed Investment Options. A Participant may change the Deemed Investment Options to which amounts credited to a Participant’s Account are deemed to be allocated on such basis as determined by the Administrator in its sole discretion.
ARTICLE VII
ADMINISTRATION AND INTERPRETATION
          7.1. Administration. The Administrator shall administer and manage the Plan and shall have all powers necessary to accomplish that purpose, including (but not limited to) the following:
     (a) To exercise its discretionary authority to construe, interpret, and administer this Plan;
     (b) To exercise its discretionary authority to make all decisions regarding eligibility, participation and deferrals, to make allocations and determinations required by this Plan, and to maintain records regarding Participants’ Accounts;
     (c) To compute and certify the amount and kinds of payments to Participants or their Beneficiaries, and to determine the time and manner in which such payments are to be paid;
     (d) To authorize all disbursements by the Company pursuant to this Plan;
     (e) To maintain (or cause to be maintained) all the necessary records for administration of this Plan;
     (f) To make and publish such rules for the regulation of this Plan as are not inconsistent with the terms hereof;
     (g) To establish or to change the deemed investment options or arrangements under Article VI;
     (h) To hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan; and
     (i) To authorize one or more of its number, or any agent, to execute or deliver any instrument or to make any payment in its behalf.
          The Administrator’s decisions or determinations on matters under its authority shall be final and conclusive on all parties.

          7.2. Records and Reports. The Administrator or its designated record keeper shall keep a record of proceedings and actions and shall maintain or cause to be maintained all such books of account, records, and other data as shall be necessary for the proper administration of the Plan. Such records shall contain all relevant data pertaining to individual Participants and their rights under this Plan. The Administrator shall have the duty to carry into effect all rights or benefits provided hereunder to the extent assets of the Company are properly available.
          7.3. Claims Procedure. If a claim for benefits or for participation under this Plan is denied in whole or in part, a Participant will receive written notification. The notification will include specific reasons for the denial, specific reference to pertinent provisions of this Plan, a description of any additional material or information necessary to process the claim and why such material or information is necessary, and an explanation of the claims review procedure.
          7.4. Review Procedure. Within ninety (90) days after the claim is denied, a Participant (or his or her duly authorized representative) may file a written request with the Administrator for a review of his or her denied claim. The Participant may review pertinent documents that were used in processing his or her claim, submit pertinent documents, and address issues and comments in writing to the Administrator. The Administrator will notify the Participant of his or her final decision in writing. In his or her response, the Administrator will explain the reason for the decision, with specific references to pertinent Plan provisions on which the decision was based.
          7.5. Indemnification for Liability. The Company shall indemnify the Administrator against any and all claims, losses, damages, expenses and liabilities arising from the Administrator’s responsibilities in connection with the Plan, unless the same is determined to be due to willful misconduct.
          7.6. Disclosure to Participants. Each Participant shall receive a copy of this Plan and the Company will make available for inspection by any Participant or designated Beneficiary a copy of the rules and regulations used by the Company in administering this Plan.
ARTICLE VIII
AMENDMENT, TERMINATION AND CONTINUATION
          8.1. Amendments. The Administrator shall have the right in its sole discretion to amend this Plan in whole or in part at any time and in any manner, provided that such amendments do not cause the Plan to fail to comply with Section 409A. No Plan amendment shall reduce the amount credited to the Account of any Participant as of the date such amendment is adopted unless consented to by such Participant. Any amendment shall be in writing and adopted by the Administrator. All Participants and Beneficiaries shall be bound by such amendment.

          8.2. Termination of Plan. The Company, acting by the Administrator or through its Board of Directors, reserves the right to discontinue and terminate the Plan at any time, in whole or in part, for any reason, provided that such termination is effected in compliance with Section 409A.
ARTICLE IX
MISCELLANEOUS PROVISIONS
          9.1. Right of the Company to Take Employment Actions. Participation in this Plan shall not give any Participant the right to be retained in the Company’s employ (or any right or interest in this Plan or any assets of the Company other than as herein provided). The Company reserves the right to terminate the employment of any Participant without any liability for any claim against the Company under this Plan, except for a claim for payment of deferrals as provided herein.
          9.2. Unfunded Obligation of the Company. The benefits provided by this Plan shall be unfunded. All amounts payable under this Plan to Participants shall be paid from the general assets of the Company. Nothing contained in this Plan shall require the Company to set aside or hold in trust any amounts or assets for the purpose of paying benefits to Participants. Neither a Participant, Beneficiary, nor any other person shall have any property interest, legal or equitable, in any specific asset of the Company. This Plan creates only a contractual obligation on the part of the Company, and the Participant shall have the status of a general unsecured creditor of the Company with respect to amounts of compensation deferred hereunder. Such a Participant shall not have any preference or priority over, the rights of any other unsecured general creditor of the Company.
          9.3. Other Plans. This Plan shall not affect the right of any Eligible Employee or Participant to participate in and receive benefits under and in accordance with the provisions of any other employee benefit plans which are now or hereafter maintained by the Company or any of its subsidiaries and affiliates, unless the terms of such other employee benefit plan or plans specifically provide otherwise or it would cause such other plan to violate a requirement for tax favored treatment.
          9.4. Receipt or Release. Any payment to a Participant in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Administrator, the Company and any of its subsidiaries and affiliates, and the Administrator may require such Participant, as a condition precedent to such payment, to execute a receipt and release to such effect (provided that, to the extent the Company and any of its subsidiaries or affiliates, or the Administrator require a Participant to execute a release, the release requirement shall be structured in a manner that complies with Section 409A).
          9.5. Successors and Assigns; Nonalienation of Benefits. This Plan shall inure to the benefit of and is binding upon the parties hereto and their successors,

heirs and assigns. A Participant’s rights and interest under this Plan shall not be assigned or transferred except as otherwise provided herein, and the Participant’s rights to benefit payments under this Plan shall not be subject to alienation, pledge or garnishment by or on behalf of creditors (including heirs, beneficiaries, or dependents) of the Participant or of a Beneficiary.
          9.6. Right to Withhold. To the extent required by law in effect at the time a distribution is made from this Plan, the Company, its affiliates or the agents of the foregoing shall have the right to withhold or deduct from any benefit payments any taxes required to be withheld by federal, state or local governments.
          9.7. Governing Law. This Plan shall be construed, administered, and governed in all respects in accordance with applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the Commonwealth of Pennsylvania (other than its laws relating to choice of law). If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.
          9.8. Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.
          9.9. Headings. The headings of the Articles and Sections of this Plan are for reference only. In the event of a conflict between a heading and the contents of an Article or Section, the contents of the Article or Section shall control.
          9.10. Gender, Tense and Examples. In this Plan, whenever the context so indicates, the singular or plural number and the masculine, feminine, or neuter gender shall be deemed to include the other. Whenever an example is provided or the text uses the term “including” followed by a specific item or items, or there is a passage having a similar effect, such passage of the Plan shall be construed as if the phrase “without limitation” followed such example or term (or otherwise applied to such passage in a manner that avoids limitation on its breadth of application).
          9.11. Limitation of Liability. Notwithstanding any provision herein to the contrary, neither the Company nor any individual acting as employee or agent of the Company shall be liable to any Participant, former Participant, Beneficiary, or any other person for any claim, loss, liability or expense incurred in connection with this Plan, unless attributable to fraud or willful misconduct on the part of the Company or any such agent of the Company.
          9.12. Section 409A. The Plan is intended to comply with the applicable requirements of Section 409A, and shall be administered in accordance with Section 409A to the extent Section 409A applies to the Plan. Notwithstanding anything in the Plan to the contrary, elections to defer Compensation, as applicable, to the Plan, and distributions from the Plan, may only be made in a manner and upon an event permitted by Section 409A. To the extent that any provision of the Plan would cause a conflict with the requirements of Section 409A, or would cause the administration of the Plan to fail to satisfy the requirements of Section 409A, such provision shall be deemed null and void to the extent permitted by applicable law.
* * * * *